Exhibit 99

Contact:

Rachael Scherer	Bob Hanvik
Investor Relations	Public Relations
763-505-2694	763-505-2635

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC TO SEEK REHEARING IN

JOHNSON & JOHNSON PATENT DISPUTE

MINNEAPOLIS, Aug. 12, 2003 — Medtronic is disappointed that a three-judge panel from the U.S. Court of Appeals for the Federal Circuit has overturned the decision by the U.S. District Court in Wilmington, Del., that certain Medtronic stent products, now outdated and superceded, did not infringe the Palmaz-Schatz patents owned by Johnson & Johnson/ Cordis.  Medtronic plans to petition the full court for a rehearing in this matter.

It should be noted that the Medtronic stents at issue (the GFX, GFX2 and Microstent II) are obsolete and have been replaced.  For background, the decision by the appeals court stemmed from Johnson & Johnson’s appeal of a decision by the Delaware court overturning a December 2000 jury finding that certain Medtronic stents infringed the Palmaz-Schatz patents and awarded Johnson & Johnson $271 million in damages.

Medtronic litigation alleging that J&J/Cordis stent products such as the BX Velocity and Cypher stents and delivery systems infringe Medtronic patents is now pending in Federal Court in Delaware and Texas.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes and government actions as more fully described in Medtronic’s Annual Report on Form 10-K for the year ended April 25, 2003. Actual results may differ materially from anticipated results.